Exhibit 99.1

Contact:
Haris Tajyar
Investor Relations International
818-382-9702
htajyar@irintl.com

Press Release

INSMED RAISES APPROXIMATELY $18.2 MILLION

IN REGISTERED DIRECT OFFERING

RICHMOND, Va., May 4, 2007 — Insmed Incorporated (NASDAQ: INSM) announced today that it has obtained agreements from investors to purchase approximately 20 million shares of its common stock at a price of $0.90 per share. Under the terms of the offering, Insmed will also issue 5-year warrants to purchase an aggregate of approximately 2 million additional shares of Insmed’s common stock at an exercise price of $1.10 per share. The closing of the offering is expected to take place today, subject to the satisfaction of customary closing conditions.

The shares and warrants are being offered under a shelf registration statement previously filed with the Securities and Exchange Commission. C.E. Unterberg, Towbin served as sole placement agent for the offering.

Insmed estimates gross proceeds from the financing will be approximately $18.2 million. The net proceeds of the financing will be used for working capital and general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and the prospectus supplement can be obtained from C.E. Unterberg, Towbin, 350 Madison Avenue, New York, NY 10017, fax +1 (212) 389-8880.

About Insmed

Insmed is a biopharmaceutical company focused on the development and approval of drugs for the treatment of metabolic diseases with unmet medical needs. For more information, please visit www.insmed.com.

Forward Looking Statements

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding planned clinical study design, our regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.